Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2018 FIRST QUARTER REVENUE OF $214.8 MILLION,

NET INCOME OF $3.9 MILLION AND ADJUSTED EBITDA OF $45.9 MILLION

LAS VEGAS – May 9, 2018 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today announced financial results for the first quarter ended March 31, 2018, as summarized below.

	Three Months Ended
	March 31, 2018	March 31, 2017(1)	% Change
	(Unaudited, in thousands)
Revenues
Nevada Casinos	$115,667	$9,093	1172.0%
Maryland Casino	14,820	15,198	(2.5%)
Total Casinos	130,487	24,291	437.2%
Nevada Distributed Gaming	68,734	66,687	3.1%
Montana Distributed Gaming	15,427	14,827	4.0%
Total Distributed Gaming	84,161	81,514	3.2%
Corporate and other	141	78	80.8%
Total revenues	$214,789	$105,883	102.9%

Net income
Nevada Casinos	$21,140	$2,046	933.2%
Maryland Casino	2,701	2,681	0.7%
Total Casinos	23,841	4,727	404.4%
Nevada Distributed Gaming	6,823	7,529	(9.4%)
Montana Distributed Gaming	625	692	(9.7%)
Total Distributed Gaming	7,448	8,221	(9.4%)
Corporate and other	(27,359)	(7,606)	259.7%
Net income	$3,930	$5,342	(26.4%)

Adjusted EBITDA (2)
Nevada Casinos	$39,921	$2,891	1280.9%
Maryland Casino	3,729	3,411	9.3%
Total Casinos	43,650	6,302	592.6%
Nevada Distributed Gaming	11,002	11,000	0.0%
Montana Distributed Gaming	2,005	2,106	(4.8%)
Total Distributed Gaming	13,007	13,106	(0.8%)
Corporate and other	(10,763)	(5,839)	84.3%
Adjusted EBITDA	$45,894	$13,569	238.2%

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

(2)	Adjusted EBITDA is a non-GAAP financial measure and definitions and disclosures, including reconciliations, are included at the end of the press release.

Blake L. Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Our record first quarter results were driven by year-over-year Adjusted EBITDA growth from our Nevada casinos acquired with American Casino and Entertainment in October 2017 as well as Adjusted EBITDA growth at Maryland’s Rocky Gap Casino Resort despite the challenging northeast weather.

“Throughout the first quarter we made progress against all of our 2018 strategic priorities. We continued the expansion of our Las Vegas branded tavern platform with the opening of two of the six planned new locations for 2018 and both new properties are on track to generate the attractive returns we have experienced from other recent tavern openings. In addition, we completed the renovation of 110 of Rocky Gap’s approximately 200 rooms to build on its success in the upcoming higher demand summer months.

“We also began work on Phase I of our capital investment plan at the Stratosphere which includes room renovations, refreshing the casino exterior, and adding exciting new venues to attract and engage patrons. By the end of 2018, we expect to have completed the renovation of 317 rooms at the Stratosphere as well as the installation of state-of-the-art exterior digital signage and lighting. Further, we intend to add a unique gastro-brewery to the property that leverages our market-leading tavern experience while featuring Golden Entertainment’s signature branded craft beers. This brewery will be connected to a new sports and race book creating a one-of-a-kind experience for our guests. Our continued investment will establish Stratosphere as a preferred destination for Las Vegas visitors and locals alike, and we remain confident that our renovations will generate an attractive return on capital.

“We also made progress with our plan to introduce a single loyalty program across all our operations through an agreement with Konami to deploy their casino management system in our acquired properties. This will allow us to leverage our newly-launched logo and branding with a single player card, which we believe will build on the positive cross play opportunities we have seen since completing the American transaction. In addition, having operated our new properties for six months, we have identified additional opportunities to improve margins beyond our initial synergy target.”

Mr. Sartini concluded, “We are excited by the growth opportunities presented to Golden Entertainment as a result of our expanded platform and the value to be created from our capital investments. With a leading and growing presence in Southern Nevada, we are optimistic about our anticipated financial performance as most of our revenue and cash flow is derived from what we believe is the most attractive gaming market in the country. Las Vegas continues to experience robust levels of economic activity, and we are excited about our Company’s prospects to further enhance shareholder value.”

Results for the Three Months Ended March 31, 2018

Effective January 1, 2018, the Company adopted the Financial Accounting Standards Board’s new revenue recognition standard. Certain prior period amounts have been adjusted to reflect the full retrospective adoption of the standard, with no material impact on operating income, net income or Adjusted EBITDA.

Revenues for the 2018 first quarter were $214.8 million, compared to $105.9 million in the prior-year quarter. Revenues benefited from continued growth of the Company’s Nevada casinos, including the casinos acquired in the American acquisition in October 2017, as well as our branded taverns in Nevada. Casino revenues in the 2018 first quarter were $130.5 million compared to $24.3 million in the prior-year period, reflecting the contributions from the acquired American properties. Revenues for the casino operations were up 1% year over year in the first quarter when compared to Combined Revenues for the prior-year period including the American properties. Revenues for the distributed gaming operations rose 3.2% over the prior-year period to $84.2 million.

For the first quarter of 2018, the Company recorded net income of $3.9 million, or $0.13 per diluted share, compared to net income of $5.3 million, or $0.23 per diluted share, in the prior-year period.

Adjusted EBITDA for the 2018 first quarter was $45.9 million compared to $13.6 million for the prior-year period. The increase in Adjusted EBITDA was driven primarily by the contribution from the American casino properties acquired in October 2017. Adjusted EBITDA for the casino operations grew 6.1% when compared to Combined Adjusted EBITDA for the prior-year period including the American properties, while Adjusted EBITDA for the distributed gaming operations declined 0.8% for the first quarter. Total Adjusted EBITDA was up 9.2% when compared to Combined Adjusted EBITDA for the prior-year period including the American properties.

Balance Sheet and Liquidity

As of March 31, 2018, the Company had cash and cash equivalents of approximately $134 million and total outstanding debt of approximately $1 billion. There were no outstanding borrowings under the Company’s $100 million revolving credit facility. Our cash balance includes approximately $25 million raised from our follow on equity offering in January 2018, which we intend to use for potential future strategic opportunities.

Charles H. Protell, Chief Strategy Officer and Chief Financial Officer, commented, “During the first quarter, we generated cash from operations of approximately $25 million after maintenance capital expenditures of $5 million. In addition, we funded approximately $5 million of growth capital initiatives including opening two taverns and renovating 110 rooms at Rocky Gap. We anticipate continuing to fund our remaining 2018 capital expenditures from operating cash flow and expect to end the year with a net leverage ratio (debt less cash to 2018 Adjusted EBITDA) between 4.5x to 4.75x. The Company is actively evaluating additional opportunities to expand our casino and distributed gaming businesses in an accretive manner.  We will continue to manage our capital structure to provide the right balance of leverage and liquidity to maintain flexibility to act on opportunities that can create value for shareholders.”

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, May 9, 2018 at 5:00 p.m. Eastern Time, to discuss the first quarter 2018 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 5456016. A replay will be available beginning at 8:00 p.m. ET on May 9, 2018 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 5456016. The replay will be available until May 12, 2018. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

If you have questions about Golden Entertainment or are interested in conducting a conference call with Golden Entertainment management, please contact JCIR at (212) 835-8500 or gden@jcir.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the benefits of and realization of cost synergies from the American transaction; estimated future financial and operating results and future net leverage ratio; proposed future capital expenditures, investments and property improvements, including the Stratosphere redevelopment plan, and their associated timing, source of funding and cost; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects and growth opportunities and potential acquisitions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American transaction and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Strategy and Financial Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Combined Revenues and Combined Adjusted EBITDA, which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA and Combined Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

Combined Revenues and Combined Adjusted EBITDA represent historical revenues and Adjusted EBITDA of American (for periods prior to the American acquisition) and Golden on a combined basis, as if the American acquisition had occurred on the first day of the period presented. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentations; however, the Company has included these combined results because it believes they provide a meaningful comparison for the periods presented. All combined financial information is unaudited and does not include any pro forma adjustments to reflect the American acquisition and related transactions. The combined financial information has been prepared by the Company’s management for illustrative purposes only and does not purport to be indicative of what its results of operations, financial condition or other financial information would have been if the American acquisition and related transactions had occurred at the beginning of the period presented. In addition, the combined financial information does not reflect non-recurring charges incurred in connection with the American acquisition, nor any cost savings and synergies expected to result from the American acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the American acquisition.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA and Combined Adjusted EBITDA to net income (loss) are provided in the financial information tables below. Additionally, a reconciliation of Combined Revenues to revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, acquisition expenses, loss on disposal of property and equipment, share-based compensation expenses, preopening expenses, class action litigation expenses, executive severance, gain on change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – resort casino operations and distributed gaming. The Company operates approximately 16,000 gaming devices, 116 table games, 5,168 hotel rooms, and provides jobs for over 7,000 team members. Golden Entertainment owns eight resort casinos – seven in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates slot machines at over 1,000 locations and owns nearly 60 traditional taverns in Nevada. The Company is licensed in Illinois to operate video gaming terminals. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position and proven management capabilities across its two divisions. For more information, visit www.goldenent.com.

Contacts

Investor Relations	Media Relations
Joseph Jaffoni, Richard Land, James Leahy	Howard Stutz
JCIR	Director Corporate Communications
212/835-8500 or gden@jcir.com	702/495-4490 or hstutz@goldenent.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017(1)
Revenues
Gaming	$133,863	$86,179
Food and beverage	42,603	14,872
Rooms	26,065	1,488
Other	12,258	3,344
Total revenues	214,789	105,883
Expenses
Gaming	77,688	58,996
Food and beverage	33,592	13,013
Rooms	11,565	473
Other operating	3,996	3,277
Selling, general and administrative	44,393	17,982
Depreciation and amortization	25,237	6,552
Acquisition expenses	1,112	—
Preopening expenses	448	272
Loss on disposal of property and equipment	77	—
Total expenses	198,108	100,565
Operating income	16,681	5,318
Non-operating income (expense)
Interest expense, net	(14,743)	(1,683)
Change in fair value of derivative	3,211	—
Total non-operating expense, net	(11,532)	(1,683)
Income before income tax benefit (provision)	5,149	3,635
Income tax benefit (provision)	(1,219)	1,707
Net income	$3,930	$5,342

Weighted-average common shares outstanding
Basic	27,149	22,238
Dilutive impact of stock options and restricted stock units	2,379	529
Diluted	29,528	22,767
Net income per share
Basic	$0.14	$0.24
Diluted	$0.13	$0.23

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2018	December 31, 2017(1)
ASSETS
Current assets
Cash and cash equivalents	$133,694	$90,579
Accounts receivable, net	14,046	14,692
Prepaid expenses	16,848	19,397
Inventories	5,363	5,594
Other	2,032	2,817
Total current assets	171,983	133,079
Property and equipment, net	883,978	895,241
Goodwill	158,134	158,134
Intangible assets, net	153,302	157,692
Deferred income taxes	7,414	7,787
Other assets	16,127	13,242
Total assets	$1,390,938	$1,365,175
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$9,235	$9,759
Accounts payable	16,380	19,470
Accrued taxes, other than income taxes	7,471	6,664
Accrued payroll and related	19,454	22,570
Accrued liabilities	21,635	20,373
Total current liabilities	74,175	78,836
Long-term debt, net	962,305	963,200
Other long-term obligations	3,163	3,226
Total liabilities	1,039,643	1,045,262
Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 27,388 and 26,413 common shares issued and outstanding, respectively	274	264
Additional paid-in capital	426,952	399,510
Accumulated deficit	(75,931)	(79,861)
Total shareholders' equity	351,295	319,913
Total liabilities and shareholders' equity	$1,390,938	$1,365,175

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$21,140	$2,701	$6,823	$625	$(27,359)	$3,930
Depreciation and amortization	18,609	1,026	3,780	1,368	454	25,237
Acquisition expenses	-	-	-	-	1,112	1,112
Loss on disposal of property and equipment	62	-	5	10	-	77
Share-based compensation	-	-	-	-	1,844	1,844
Preopening expenses	-	-	148	-	300	448
Class action litigation expenses	13	-	-	-	104	117
Executive severance	51	-	35	-	101	187
Other, net	24	-	167	-	-	191
Interest expense, net	22	2	44	2	14,673	14,743
Change in fair value of derivative	-	-	-	-	(3,211)	(3,211)
Income tax provision	-	-	-	-	1,219	1,219
Adjusted EBITDA	$39,921	$3,729	$11,002	$2,005	$(10,763)	$45,894

	Three Months Ended March 31, 2017
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$2,046	$2,681	$7,529	$692	$(7,606)	$5,342
Depreciation and amortization	844	727	3,345	1,289	347	6,552
Share-based compensation	-	-	-	-	1,427	1,427
Preopening expenses	-	-	85	124	63	272
Interest expense, net	1	3	41	1	1,637	1,683
Income tax benefit	-	-	-	-	(1,707)	(1,707)
Adjusted EBITDA	$2,891	$3,411	$11,000	$2,106	$(5,839)	$13,569

Golden Entertainment, Inc.

Supplemental Combined Financial Information

(Unaudited, in thousands)

		Three Months Ended
	Three Months Ended	March 31, 2017
	March 31, 2018	Golden	American	Combined	% Change
Revenues
Nevada Casinos	$115,667	$9,093	$104,852	$113,945	1.5%
Maryland Casino	14,820	15,198	-	15,198	(2.5%)
Total Casinos	130,487	24,291	104,852	129,143	1.0%
Nevada Distributed Gaming	68,734	66,687	-	66,687	3.1%
Montana Distributed Gaming	15,427	14,827	-	14,827	4.0%
Total Distributed Gaming	84,161	81,514	-	81,514	3.2%
Corporate and other	141	78	36	114	23.7%
Total revenues	$214,789	$105,883	$104,888	$210,771	1.9%

Net income	$3,930	$5,342	$18,745	$24,087	(83.7%)
Adjustments to net income:
Depreciation and amortization	25,237	6,552	7,074	13,626	85.2%
Acquisition expenses	1,112	-	-	-	100.0%
Loss on disposal of property and equipment	77	-	-	-	100.0%
Share-based compensation	1,844	1,427	-	1,427	29.2%
Preopening expenses	448	272	-	272	64.7%
Class action litigation expenses	117	-	-	-	100.0%
Executive severance	187	-	-	-	100.0%
Other, net	191	-	-	-	100.0%
Interest expense, net	14,743	1,683	2,652	4,335	240.1%
Change in fair value of derivative	(3,211)	-	-	-	100.0%
Income tax (benefit) provision	1,219	(1,707)	-	(1,707)	(171.4%)
Adjusted EBITDA	$45,894	$13,569	$28,471	$42,040	9.2%

Adjusted EBITDA
Nevada Casinos	$39,921	$2,891	$34,856	$37,747	5.8%
Maryland Casino	3,729	3,411	-	3,411	9.3%
Total Casinos	43,650	6,302	34,856	41,158	6.1%
Nevada Distributed Gaming	11,002	11,000	-	11,000	0.0%
Montana Distributed Gaming	2,005	2,106	-	2,106	(4.8%)
Total Distributed Gaming	13,007	13,106	-	13,106	(0.8%)
Corporate and other	(10,763)	(5,839)	(6,385)	(12,224)	(12.0%)
Adjusted EBITDA	$45,894	$13,569	$28,471	$42,040	9.2%

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